EXHIBIT 99.2

CORPORATE PARTICIPANTS

Anne Rakunas Helen of Troy Limited - IR

Julien Mininberg Helen of Troy Limited - CEO

Brian Grass Helen of Troy Limited - CFO

Tom Benson, Helen of Troy Limited - COO

CONFERENCE CALL PARTICIPANTS

Bob Labick CJS Securities - Analyst

Jason Gere KeyBanc Capital Markets - Analyst

Mark Cooper Pacific Ridge Capital - Analyst

Steve Friedman Wells Fargo Securities, LLC - Analyst

PRESENTATION

Operator

Good day and welcome to the Helen of Troy Limited first-quarter 2015 earnings call. Today’s conference is being recorded. At this time, I would like to turn the conference over to over to Anne Rakunas of ICR. You may begin.

Anne Rakunas - Helen of Troy Limited - IR

Thank you. Good afternoon, everyone, and welcome to Helen of Troy’s first-quarter FY15 earnings conference call.

The agenda for the call this afternoon is as follows. I will begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the Company’s CEO, will comment on the financial performance during the quarter and progress on key priorities for FY15. Then Brian Grass, the Company’s CFO, will review the financials in more detail and update you on the Company’s outlook for FY15. Following this, Mr. Mininberg, Mr. Grass and Tom Benson, our Chief Operations Officer, will take the questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. Generally, the words anticipate, believe, expect and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This call may also include information that can be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the Company’s website at www.Hotus.com. The earnings release contains tables that can reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on the Company’s homepage and in the News tab. I will now turn the conference over to Mr. Mininberg

Julien Mininberg - Helen of Troy Limited - CEO

Thank you, Anne. Good afternoon, everyone, and welcome to our first-quarter FY15 earnings conference call.

We are off to a solid start for the year. During the quarter, we increased our net sales revenue by 2.4% to a record $311 million and managed expenses well to deliver adjusted EBITDA of $41.9 million. We generated adjusted diluted EPS of $0.83, which is in line with our internal expectations.

Growth in the quarter was led by our Healthcare and Home Environment segment, which consist of the Kaz and PUR businesses. Segment sales increased 13.4% with our fan and air purifier categories both growing close to 20% year over year, due to new products and strong seasonal demand. Sales gains in thermometry and associated consumables, in pharmacy sales of humidifiers and growth in sales of our water filtration systems also contributed to sales growth. Innovative new products and new distribution coupled with increased advertising and promotional activity helped drive consumer demand.

Our Housewares segment, which consists of the OXO business, grew 5.1% in the quarter. We are particularly pleased to achieve this increase as we faced a difficult comparison to the prior year period that benefited from filling in new shelf placements. Growth was driven by line extensions in our infant and toddler category, which grew in excess of 40% when compared to the same period last year.

OXO continues to grow by entering adjacent categories. In June, it was announced that the OXO brand will enter the cookware category through a licensing agreement with a cookware company. The segment also had gains in the gadget, bath, food storage and hydration categories and experienced growth internationally. OXO has now expanded its line to well over 800 items, and growth continues to be driven by expanded shelf space and assortments at certain key traditional and internet retailers.

Our Personal Care segment continued to deliver strong cash flow. However, as we anticipated, sales trailed the prior year period, declining by 11.1%, as the retail environment for all categories in this segment remains difficult and highly promotional. In addition, our European Personal Care business faced a difficult comparison against the same quarter last year, as an opportunistic product distribution agreement expired at the end of FY14.

Personal Care remains a key focus for us this year, as its strong EBITDA — adjusted EBITDA continues to be a critical component of the Company’s overall cash flow. Therefore, we are prudently investing in our most powerful brands, our pipeline of innovation, and the addition of new talent, while redirecting our existing talent to the strongest business opportunities.

Stepping back from the numbers for Q1, I’m pleased with the progress we’re making on the three key priorities we have set for ourselves for FY15. I’d like to take a moment and update you on those. The first is building a winning organization and culture. During the first quarter, we implemented a global shared services organization, which fosters collaboration and best practices across all areas of our business. As part of this initiative, we recently hired a Senior Vice President for China operations. This new position, which is on the ground in the Far East and oversees more than 200 employees, in our Asia sourcing operations, is important as a step forward unifying our global sourcing across all of the Company’s business segments.

The second is to accelerate and sustain organic growth. We are making prudent investments behind our strongest brands and businesses. For example, we are investing in Braun thermometers, in PUR water filters and in Honeywell air purifiers, all of which are core to the Company, and all have introduced new products this year. In Personal Care, we are investing in deeper consumer understanding that will lead to new product innovation. We are also selectively advertising behind this year’s product launches and behind our strongest Personal Care brands.

The third is to continue to engage in shareholder-friendly policies to drive shareholder value. In line with this priority, we used our strong cash flow and our historically under leveraged balance sheet to make two major capital allocation moves. During the first quarter, we purchased 4.2 million shares of our stock, and in June we completed the acquisition of Healthy Directions. Healthy Directions is expected to be accretive to our gross profit margin, adjusted EBITDA and adjusted EPS.

Healthy Directions is a great next step for our health and wellness business, bringing that part of Helen of Troy from 25% of our overall company sales, now to over 30%. Healthy Directions is a US market leader in premium doctor branded vitamins, minerals and supplements as well as other health products sold directly to consumers. This direct-to-consumer marketing platform also serves to diversify our go-to-market channels by providing us with a new capability to reach consumers directly through the internet, phone and direct mail.

We believe we are well positioned to achieve the objectives we have set for ourselves this year. We are keenly focused on our priorities for the future, as we work to drive sustainable sales and earnings growth for many years to come. With that, I’d like to turn the call over to Brian Grass.

Brian Grass - Helen of Troy Limited - CFO

Thank you, Julien. Good afternoon, everyone. I’d like to start my discussion by reviewing our first-quarter FY15 financial results from this afternoon’s press release, then update our outlook for the full FY15. Consolidated sales revenue was up a solid 2.4% during the quarter. As Julien mentioned, growth was driven by the Healthcare/Home Environment and Housewares segments partially offset by a difficult environment for our Personal Care segment.

The retail environment remains highly promotional due to reduced consumer demand and a focus on lower price-point merchandise. The segment experienced a year-over-year decline of approximately $3.5 million due to a European product distribution agreement that was in place during FY14, but did not continue into FY15. Foreign currency also adversely impacted our Personal Care segment sales by approximately $710,000 for the quarter.

Consolidated gross profit was 38.3% of net sales, compared to 39.5% of net sales in the first quarter of FY14. This decrease reflects the increased promotional program costs, a 13.4% revenue increase in the lower margin Healthcare/Home Environment segment, a lower margin sales mix within the Housewares and Healthcare/Home Environment segment, growth in direct import sales, and general product cost increases.

SG&A was 28% of net sales, compared to 28.7% of net sales in the first quarter of FY14. The decrease was primarily due to lower incentive compensation costs, partially offset by higher media advertising costs.

Operating income was $23.1 million, and includes $9 million in non-cash asset impairment charges in the Company’s Personal Care segment. This is compared to operating income of $20.6 million in the same period last year, which includes the impact of $12 million in non-cash asset impairment charges in the Company’s Personal Care segment. Adjusted operating income was $32.1 million, compared to $32.7 million in the same period last year. The decrease is due to the gross profit factors mentioned previously.

Income tax expense as a percentage of income before taxes was 17%, compared to 19% in the first quarter of FY14. We continue to expect our effective tax rate for the full FY15 to range between 15% and 17%.

Net income was $16.4 million, or $0.55 per fully diluted share on 29.6 million weighted average diluted shares outstanding. This compares to net income in the first quarter of FY14 of $14.4 million, or $0.45 per fully diluted share, on 32.2 million weighted average diluted shares outstanding.

During the quarter, we completed our previously announced tender offer resulting in the repurchase of 3.7 million shares at a total cost of $247.8 million. This was funded with cash on hand and borrowings under our revolving credit facility. We repurchased an additional 408,000 shares of common stock on the open market, at a total cost of $25.8 million, primarily funded with borrowings under our revolving credit facility. We also repurchased 70,000 shares in connection with share-based compensation.

In total, share repurchases made during the quarter reduced weighted average diluted shares outstanding by 3.26 million shares. Total share repurchases made during the quarter also resulted in an increase in interest expense of approximately $500,000. Adjusted income was $24.6 million, or $0.83 per fully diluted share, compared to $26.4 million or $0.82 per fully diluted share for the first quarter of FY14.

Now, moving onto our financial position. At May 31, 2014, accounts receivable was $217.4 million, compared to $206 million at the same time last year. Receivables turnover was 63 days compared to 61 days at the same time last year. The increase in turnover is the result of normal fluctuations and changes in our geographic sales mix. Inventory increased 3.5%, to $298.5 million compared to $288.4 million. Inventory turnover was flat at 2.7 times.

Total short- and long-term debt increased to $425.7 million at May 31, 2014, compared to $224.8 million at the same time last year. The increase primarily reflects an increase in our revolving line of credit, in conjunction with the repurchase of shares mentioned previously. We ended the quarter with a debt-to-adjusted-EBITDA ratio of 2.2 times. Our debt-to-adjusted-EBITDA ratio after accounting for the acquisition of Healthy Directions is approximately 2.8 times.

Now, turning to our outlook for the current fiscal year. For FY15, we continue to expect net sales revenue in the range of $1.325 billion to $1.375 billion and GAAP-based diluted earnings per share in the range of $4.02 to $4.12, which includes the non-cash asset impairment charges of $0.28 per share recorded in the first quarter of FY15.

Consistent with our previous outlook, adjusted diluted EPS, excluding non-cash impairment charges, is expected to be in the range of $4.30 to $4.40 per share, not including the impact of the Healthy Directions acquisition. Ongoing FY15 results and outlook for adjusted diluted EPS will exclude non-cash asset impairment charges, intangible asset amortization expense, and non-cash share-based compensation expense, as well as the impact of the Healthy Directions acquisition, which we expect to be in the range of $5.15 to $5.25 for the full FY15.

The diluted EPS outlook is based on an estimated weighted average shares outstanding of 29.5 million for the full FY15, which includes the impact of the tender offer completed on March 14, 2014. Please refer to the last table in our press release for a reconciliation of FY15 reported diluted EPS to adjusted non-GAAP diluted EPS. The likelihood of potential impact of any additional FY15 acquisitions, asset impairment charges or share repurchases are unknown and cannot be reasonably estimated. Therefore, they are not included in the Company’s sales and earnings outlook. Now, I’d like to turn the call back over to Julien for some closing remarks.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you, Brian. Good start to FY15. I’m pleased with our progress as we transform our company for improved future results through changes to our business priorities, processes, culture and organization.

The strong cash flow generation of our company, coupled with the strength and flexibility of our balance sheet, allow us to continue prudent investments and our shareholder friendly policies. We look forward to updating you on our progress as we move through the year. With that, I’d like to turn the call over to the operator to begin the question and answer session.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Bob Labick, CJS Securities.

Bob Labick - CJS Securities - Analyst

I wanted to start on personal care. I know you mentioned that it was in line with your internal expectations. It is a little off from what I was looking for; particularly last quarter, I think we discussed you have some planogram wins at retailers.

So, maybe you could just help explain — elaborate a little more on the softness in the sales, and more importantly, help us get a sense of your outlook for the year. Are you expecting it down 10% for the year? Or, should it rebound?

Is it going to be worse than that? Give us some sense of expectations for personal care, please.

Julien Mininberg - Helen of Troy Limited - CEO

Thanks, Bob. On personal care, we did have some distribution wins, and we continue to enjoy the benefits of some new products that have been put in the marketplace. That said, I don’t think any surprise in the tough retail environment that shelf offtake across the category, not being uniquely for us, is generally down.

For us, there are some challenges in our total amount of consumption. And that did impact us negatively. We began those advertising investments very late in the quarter. I’m talking about well into May, and so we will see the benefits of those, now. Some customers, one particularly large one, is engaged in some inventory adjustments, and there’s a couple that are just struggling on a total macro basis.

In terms of the forward-looking, I don’t believe we project the by segments forward-looking projection for the rest of the year. So, it would be hard to say a specific number. That said, you should continue to expect a decline for the year, and remember, there is that European base where we had a nice pop last year that will make for tough comparisons in each of the next three quarters, year over year.

Bob Labick - CJS Securities - Analyst

Okay. Fair enough. I know you don’t give the specific guidance direction. It is helpful. Hopefully, it is better than minus [10], but still down would be my hope, there. Great.

Moving on to OXO. Obviously, things continue to go very well, there. The news you discussed from a few weeks ago was the licensing agreement for cookware.

Could you talk about the decision to do licensing versus go at it fully yourselves? Tell us a little bit more about that category itself, and the opportunities. How it will play out in the P&L over the remainder of this year, or going forward.

Julien Mininberg - Helen of Troy Limited - CEO

Let me take them in reverse order. First, just the category itself. I’m talking about cookware. This is a very large category. In fact, it’s one of the largest in all the whole kitchen world. We are just excited to be entering it.

In the case of doing it via license or doing it via direct entry, just like OXO has some incredible command of its technologies, materials, and a deep understanding of the consumer behavior in the categories that it plays in and The Cookware Company that we would say the same, in the categories that they play in.

When you then combine the power of the OXO brand name with the know-how and the material science, the manufacturing know-how and the uniqueness of capability of The Cookware Company offers, it was our judgement that license of a strong brand name, our design ethos and a few choices about staying at the upper end of the best of the materials with the guy with that kind of know-how was the better bet than to take on the giant in that category with a great name, but not as much initial know how.

So, that was our choice and why we went for licensing, rather than a direct entry. Nonetheless, OXO is going into other categories directly, like you saw a couple of years ago in infant and toddler. You see that continuing to grow, and we did that before in storage containers and that’s been a big win for us. So, we can go both ways, and we are very pleased to that the name has that kind of brand stretch.

Bob Labick - CJS Securities - Analyst

Okay. One thing, in terms of — for the most part — OXO doesn’t have too many licensing deals. So, when we are modeling and looking forward, how should we expect this to impact OXO’s segment of the P&L?

Brian Grass Helen of Troy Limited - CFO

Bob, I would say not to expect a meaningful impact in FY15. It’s just being started.

There are minimum royalty amounts that aren’t significant, but there is an upside to this in the future. But, I would not expect a meaningful impact in FY15.

Bob Labick - CJS Securities - Analyst

Okay. Fair enough. Last one. On Healthy Directions, obviously very exciting opportunity, there. If I understand correctly, so far, that’s not included in the guidance that you’ve reaffirmed today.

Is that because — just the accounting method and the amortization and stuff is still up in the air? When will you have a better sense for the accretion from Healthy Directions?

Brian Grass Helen of Troy Limited - CFO

Bob, that’s correct. The purchase price allocation is not complete. So, we don’t know the amortization expense. We will be providing information when we report on Q2.

Bob Labick - CJS Securities - Analyst

Okay. Great. Any material seasonality in that business that we should be thinking about? I will be putting out numbers before then. (laughter)

Brian Grass Helen of Troy Limited - CFO

No. It’s not a seasonal business at all.

Julien Mininberg - Helen of Troy Limited - CEO

It helps smooth us a bit on a total company basis.

Bob Labick - CJS Securities - Analyst

Okay. Great. I will get back in queue. Thank you very much.

Operator

Jason Gere, KeyBanc.

Jason Gere - KeyBanc Capital Markets - Analyst

Just following up on one of the last questions. Can you talk about the rationale? You guys are talking more about the cash EPS. I know that’s something, Julien, we’ve talked about before in the past.

Now, are you — as you think about that going forward — the reason putting it out there, do you want analysts to start modeling cash EPS, or are you just really trying to show that there’s really —the EPS is still — I guess — somewhat inexpensive from your perspective? Or, there are things that are hindering the GAAP EPS?

I’m just wondering. It’s a change in what we’ve seen, but not something that you haven’t talked about before. Just wondering why the decision to put that out there now?

Brian Grass - Helen of Troy Limited - CFO

Jason, we think it provides a useful measure for analysts and investors. We’ve also received a lot of impact — input from analysts and other investors that our cash generation story is not well understood.

So, we are attempting to respond to that, but we also believe that it’s a useful measure, and we’ve looked at the business similarly in the past. So, we think it makes sense to begin disclosing this measure.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. Just for now, you want us to keep using the $4.30 to $4.40 until the next quarter when we actually get deal accretion?

Brian Grass - Helen of Troy Limited - CFO

Well, that is something that I think we can discuss. Our concern about releasing the new measure before it could be digested was that people may reach the wrong conclusion. So, I think, to the extent that the analysts could begin using the new measure, then I think we would be comfortable in reporting the new measure and not causing confusion.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. Hold our horses for a little bit. Okay. That’s fair.

I was just wondering a little bit about the strong growth in the Healthcare/Home Environment. I see the second quarter, you are lapping a very tough comparison. I think it was last quarter where you were talking about you expected the trends to be similar on a full-year basis, for 2015, as they were for 2014, owing to some of the innovations, projects that are out there.

Is that still the case? If that’s the case, would that, then, entail that ex obviously the acquisition, we would expect gross margins to probably be down year over year, just given the lower margin structure?

Julien Mininberg - Helen of Troy Limited - CEO

Let me break that up. We have a couple of things in there. First, we are reaffirming that mid-single digit initial guidance that we gave for that segment when we last talked. That’s probably what you are referring to. So, no change in that regard.

Yes, it was a very strong start to the fiscal year, and I don’t know if you remember last year, the first quarter comparison from the prior year, FY13, was also not only a strong start, but a tough comparison. A very good beginning in each of these two years.

That said, the cost in cold and flu season last year was historically a bit weak. This year, we assume a normal year. As you talk about the tough comparison, it’s yet to come.

Our assumption is that we will have a normal year from a sickness incidence standpoint, and while we don’t like anyone to get sick, when they do at the normal levels, we like that our products are there with leading market shares to help them get better. For that reason, we are not so worried about the middle of the year at this point. In the case of the total year, the mid-single digits is the total expectation.

With regards to the mix, remember that the seasonality in those categories will bring a higher level of total average margin in the Healthcare/Home Environment segment because the products that we sell during that time of year are more like humidifiers, fans, air purifiers — sorry — I said fans, I didn’t mean that. I meant humidifiers, thermometers, air purifiers.

These products operate at a higher margin, and they’re larger than lower margin categories that were sold in the first quarter that negatively affected our mix like fans. In fact, it’s kind of good news.

We had a very good fan season so far. It’s been hot. It’s been hot in North America. It’s been hot in Europe. As a result, we sold a lot of fans. That did reduce the mix in the first quarter, but it also jumped those sales up. You saw that 13.4% number. As we now normalize into a typical cough and cold season and the sweeter mix of those categories, we should see the appropriate rebalance of gross margin in that segment.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. Great. Thank you very much. I will hop off this second line.

Operator

Mark Cooper, Pacific Ridge Capital.

Mark Cooper - Pacific Ridge Capital - Analyst

In the vein of your cash flow emphasis, can you give us what your cash flow from operations and CapEx was for the quarter?

Brian Grass - Helen of Troy Limited - CFO

Yes. Hold on one second. Cash flow from operating activities was $3 million for the quarter. That really is due to working capital fluctuations.

The largest fluctuation has to do with the settlement of compensation to our former CEO, which resulted in a $25 million to $30 million change in accrued expenses. That is why the cash provided by operating activities is lower than it was for the same period last year, which was $46 million. The capital asset expenditures for the quarter is $1.8 million.

Mark Cooper - Pacific Ridge Capital - Analyst

$1.8 million, okay. Then, if I may offer just one comment. In that your communications with the analysts — and I appreciate the last analyst comments about what is the expectation they’re setting out there — I think it’s hugely important for you to pay attention to that. Because, the expectations that they are setting directly impact the stock price and then make your stock buyback decisions in light of the information that you have. It’s one way just to test your judgment of the market.

Said another way, the stock is going to be off pretty big tomorrow, I suspect, given the stock price hit, and that’s because the expectations that the analysts have out there. And your business moves slow enough, I suspect, that you probably could’ve brought these numbers down a little earlier and saved some money, at least on the second round of the buyback.

The analysts are the analysts and they have their own view. At this point, they’re going to go in the direction that you give them. I would encourage you to monitor that.

Brian Grass - Helen of Troy Limited - CFO

The only comment I will make, is that this is one quarter. It does not decide what the full fiscal year will end up being, and I will say that the diluted EPS — the adjusted diluted EPS of $0.83, was within the range of our expectations, internally.

Mark Cooper - Pacific Ridge Capital - Analyst

Well, I appreciate that and fully understand that, but stock prices happen over a long period of time. To do a stock buyback in the front of missing published analyst estimates that were revised in June, just is not the wisest thing to be doing. The proof is in the pudding with today’s stock price action upon the announcement of the news.

I’m not offering a harsh criticism. I think it’s something you should pay particular attention to, especially if you are going to start emphasizing things like cash EPS numbers and things like this. The estimates will influence that stock pricing and might affect your decision making on how you pursue stock buybacks and when you do and when you don’t do those.

Julien Mininberg - Helen of Troy Limited - CEO

Mark, thank you for your comment. We do give full-year guidance, and then analysts choose how they break that up quarter by quarter. So, we didn’t set of that expectation.

That said, it is out there. Your comment is understood. Thank you.

Operator

Steve Friedman, Wells Fargo.

Steve Friedman - Wells Fargo Securities, LLC - Analyst

I may have missed — have you mentioned what your general or historical gross margin is on the Healthy Directions acquisition? The gross margin?

Brian Grass - Helen of Troy Limited - CFO

Yes. We have disclosed that previously, and it’s 70%.

Steve Friedman - Wells Fargo Securities, LLC - Analyst

Okay. But, yet, you still are not factoring in anything into your FY15 numbers at this point in time, is that correct?

Brian Grass - Helen of Troy Limited - CFO

That is correct, because we don’t know the amortization expense, yet, until we complete the purchase price allocation. That will be a significant number. So, it would be unwise to project the EPS not knowing that number.

Steve Friedman - Wells Fargo Securities, LLC - Analyst

Okay. I understand. Is 70% pretty much the traditional historical, or what you expect going forward?

Julien Mininberg - Helen of Troy Limited - CEO

Yes to both. That’s been their history, and it is our expectation. There’s all kinds of efforts in any business to continue to expand margins, both in our base business and in Healthy Directions, as well. That’s the number we have, and from a combined basis, obviously, that will sweeten our total company mix as we previously disclosed, by about 3 points at the gross margin level.

Steve Friedman - Wells Fargo Securities, LLC - Analyst

Okay. Thank you. That’s helpful. One question.

In hindsight or retrospect, looking at your share buyback, do you feel that, possibly, it’s done — and I’m sure you’re comfortable with it. But, there’s a number of — a little bit of commentary that feels that possibly you could have benefited the shareholders better by holding the funds available for accretive acquisitions such as the Healthy Directions. Can I have maybe your thinking on that?

Julien Mininberg - Helen of Troy Limited - CEO

Yes. So, a couple of comments, there. One, is that you probably remember, at that time, our balance sheet had very low leverage on it, less than 1 times earnings. Today, even with both share buyback and the Healthy Directions acquisition, the number’s below 3 times earnings.

So, we feel very comfortable with the leverage and comfortable with the decision that we made. We’d make it again, to add leverage to our balance sheet and to buy back stock, but to do so at a quantity that still gives plenty of firepower to make acquisitions.

I think the two capital allocation moves we made in the last four months demonstrate not only intention, but in this particular case, the execution of both of those statements. So, we are feeling comfortable there regarding the ability to pay back, as well. Our cash flow is strong, and as Healthy Directions and the rest of our business throws off cash and we pay down debt, it gives — puts us in a position to go back and continue, both with shareholder friendly policies of potential additional acquisition and potential additional stock buyback.

Steve Friedman - Wells Fargo Securities, LLC - Analyst

Okay. Very good. Thank you for your answers.

Julien Mininberg - Helen of Troy Limited - CEO

You bet. Thank you for your questions.

Operator

Ladies and gentlemen, that is all the time we have for questions. I’d like to turn the conference back to management for additional or closing remarks.

Julien Mininberg - Helen of Troy Limited - CEO

Great. Thank you, operator. Thanks for joining us here today, and thank you for your continued interest and your support for Helen of Troy. We look forward to speaking with you again on our second-quarter call in October, if not before hand. Thanks very much, and have a wonderful evening.

Operator

Ladies and gentlemen, this does conclude today’s conference. We thank you for your participation.